Gold Demand Trends First Quarter 2014

WORLD GOLD COUNCIL

Q1 2013
1,077
tonnes

Q1 2014
1,074
tonnes



Global gold demand had a strong start to 2014, virtually unchanged from 2013.



Investors adopted a 'wait and see' approach, awaiting clarity on the direction of the gold price in 2014.

Q1 2014 demonstrates the continuing resilience of the gold market, rebalancing to reflect changing investor and consumer demand.

Jewellery demand, at 571t, had the strongest Q1 since 2005.

In Eastern countries, such as China and Vietnam, demand followed seasonal patterns, with consumer demand buoyed by cultural gift-giving to celebrate New Year and Valentine's Day.


571
tonnes

Investment demand was stable as a decline in bar and coin demand was offset by ETF outflows slowing almost to a halt.


ETFs

Central banks continued to purchase gold for its diversification and risk management properties.


122 tonnes

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.